Exhibit 99.1

PRESS RELEASE

Contact:	Sheryl Seyer
Investor Relations
877-777-6560

LA QUINTA® ANNOUNCES $166.5 MILLION PUBLIC OFFERING OF COMMON STOCK

Dallas, Texas (November 21, 2003) — La Quinta Corporation and La Quinta Properties, Inc. (NYSE: LQI) today announced the public offering of 30.0 million shares of common stock at a price to the public of $5.55 per share.    La Quinta intends to use the net proceeds of the offering for general corporate purposes, including for potential acquisitions of lodging properties, lodging companies and/or brands; debt reduction; and/or redemption of preferred stock.

La Quinta has granted the underwriters the right to purchase up to an additional 4.5 million shares to cover over-allotments.  Morgan Stanley & Co. Incorporated is the bookrunning manager and Credit Lyonnais Securities (USA) Inc. and CIBC World Markets Corp. are co-managers.

All the shares of Common Stock are being offered under La Quinta’s existing shelf registration statement filed with the Securities and Exchange Commission.  A prospectus supplement and the accompanying prospectus will be filed with the Securities and Exchange Commission.  Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the offices of Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or an offer to buy these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About La Quinta

Dallas based La Quinta Corporation and its controlled subsidiary, La Quinta Properties, Inc. (NYSE: LQI), a limited service lodging company, own, operate or franchise over 350 La Quinta Inns and La Quinta Inn & Suites in 33 states.

###